EXHIBIT 99.1




FOR IMMEDIATE RELEASE                  Contact:  John F. Rebele
Wednesday, April 27, 2005                        Senior Vice President
                                                 and Chief Financial Officer
                                                 Building Materials Corporation
                                                 of America
                                                 (973) 628-4038



               BUILDING MATERIALS CORPORATION OF AMERICA ANNOUNCES
               ---------------------------------------------------
                         FIRST QUARTER OPERATING RESULTS
                         -------------------------------


           Building Materials Corporation of America ("BMCA" or "the Company") announced today first quarter of 2005 net income of $12.8 million compared to net income of $10.6 million in the first quarter of 2004. The increase in first quarter of 2005 net income was primarily attributable to higher operating income, partially offset by higher interest expense.

           Operating income in the first quarter of 2005 was $37.8 million compared to $31.9 million in the first quarter of 2004. Operating income in the first quarter of 2005 was positively affected by increased net sales primarily resulting from higher unit volumes and, to a lesser extent, higher average selling prices of both residential and commercial roofing products. Partially offsetting these improvements in operating results were higher raw material costs, including asphalt, and higher selling, general and administrative expenses mostly due to higher volume related distribution costs and higher transportation costs, principally due to a rise in fuel costs.



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
           Net sales for the first quarter of 2005 reached $478.8 million, a 22.1% increase over first quarter of 2004 net sales of $392.0 million, with the increase primarily due to higher unit volumes and, to a lesser extent, higher average selling prices of both residential and commercial roofing products.

           Interest expense for the first quarter of 2005 increased to $16.1 million from $14.2 million for the first quarter of 2004, primarily due to higher average borrowings and a higher average interest rate. The higher average borrowings in the first quarter of 2005 were primarily due to the issuance, in July 2004, of $200 million 7 3/4% senior notes due 2014 together with an issuance, in November 2004, of an additional $50 million of 7 3/4% senior notes due 2014, partially offset by the redemption of the Company's $100 million
8 5/8% senior notes due 2006 and a reduction in the amount outstanding under the Company's $350 million senior secured revolving credit facility. Other expense, net was $1.0 million for the first quarter of 2005 compared with $0.8 million for the first quarter of 2004.

                                  OTHER MATTERS

           At April 3, 2005, long-term debt including current maturities was $688.0 million, including no amount outstanding under the Company's $350 million senior secured revolving credit facility.



                                     * * * *


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
           Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc., with annual sales in 2004 approximating $1.8 billion, and is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

           This press release contains "forward looking statements" within the meaning of the federal securities laws with respect to the Company's financial results and future operations and, as such, concerns matters that are not historical facts. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements. Important factors that could cause such differences are discussed in the Company's filings with the U.S. Securities and Exchange Commission and are incorporated herein by reference.




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
                    BUILDING MATERIALS CORPORATION OF AMERICA
                       SALES AND EARNINGS DATA (Unaudited)
                              (Dollars in millions)

--------------------------------------------------------------------------------
                                                       First Quarter Ended
                                                       -------------------

                                                April 3, 2005     April 4, 2004
                                                -------------     -------------

Net Sales                                           $ 478.8           $ 392.0
                                                    --------          --------

Costs and expenses, net:  (1)
       Cost of products sold                          335.7             274.1
       Selling, general and administrative            105.3              86.0
                                                    --------          --------

Total costs and expenses, net                         441.0             360.1
                                                    --------          --------

Operating income                                       37.8              31.9

Interest expense                                      (16.1)            (14.2)
Other expense, net                                     (1.0)             (0.8)
                                                    --------          --------
Income before income taxes                             20.7              16.9

Income tax expense                                     (7.9)             (6.3)
                                                    --------          --------
Net income                                          $  12.8           $  10.6
                                                    ========          ========

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(1)  For the three month periods ended April 3, 2005 and April 4, 2004, depreciation and amortization amounted to $11.5 and $10.6 million, respectively.